Exhibit 10.1

401 Broadhollow Road Melville, NY 11747 631-715-4100

December 20,2010

Nicky McGrane

359 W. 11th Street

Apt. 3A

New York, NY 10014

Dear Mr. McGrane:

I am pleased to confirm the terms of your employment as interim Chief Executive Officer/President of Sbarro’s. In this capacity, you will report directly to the Board of Directors or as otherwise directed. Your experience and capabilities will continue to provide needed expertise to Sbarro and, in turn, we believe Sbarro can continue to provide you with opportunities for personal and professional growth. This letter will summarize the terms of our offer:

•	You will be paid a base salary at the rate of $500,000.00 per year, paid in accordance with company payroll practices.

•

You will be eligible to participate in Sbarro’s Senior Executive Management employees benefit package, which includes medical, dental, life, car allowance and disability plans, subject to the provisions of these plans.

•	You will be eligible to receive a bonus in accordance with the “Corporate Bonus Plan in effect from time to time for Sbarro Senior Executive Management team.

•	You will be eligible to participate in the 401(k) plan.

•	You will be eligible for four (4) weeks vacation and paid time off as per company policy.

Although all employees who join Sbarro are employees-at-will, we look forward to a mutually beneficial and rewarding relationship.

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We are very pleased you are continuing with our team. Please acknowledge your understanding and acceptance of these terms by email acknowledgement and providing original documentation by mail.

Please contact me if there is anything further I can do to assist you.

SINCERELY,

SBARRO, INC.

/s/ Stuart M. Steinberg
Stuart M. Steinberg
Secretary

Acknowledged & Agreed:

/s/ Nicky McGrane	12/21/10
Nicky McGrane	Date